Exhibit 99.6

From: Notices <***@vectivbio.com>

Sent: Monday, May 22, 2023

To: ***@***

Subject: VectivBio AG Announces Proposed Acquisition by Ironwood Pharmaceuticals

Dear xxxx,

VectivBio is focused on delivering innovative treatments for severe rare conditions with high unmet medical needs, and we’re grateful that you have joined us on our journey to date.

As you are a valued and trusted partner of VectivBio, we are providing you with an important update on our company. Today, we have announced that we entered into a definitive agreement for Ironwood Pharmaceuticals to acquire VectivBio for $17.00 per share in an all-cash transaction. A press release with transaction information can be found here.

Ironwood’s existing R&D and commercial capabilities, combined with an established track record in GI, further enhance our goal to bring apraglutide to as many patients as possible. For this reason, we believe this transaction represents the best outcome for our patients and stakeholders. The transaction is subject to customary closing conditions, including receipt of regulatory approvals and approval by VectivBio stockholders on certain transaction-related matters.

We are committed to executing a smooth transition. We don’t expect operations at VectivBio to change between now and the closing date. We do not expect changes to your relationship with VectivBio; your study contacts will remain the same. The conduct of STARS, STARS Nutrition, and STARGAZE continues unchanged. We remain focused on completing the study with the highest focus on the safety and well-being of our study participants and the delivery of high-quality research data. Thank you for our strong partnership with you and your site as we make this transition.

Feel free to share this information with your study teams. See our FAQ below, and please contact your VectivBio study contact if you have any additional questions.

Sincerely,

Omar Khwaja

Chief Medical Officer

VectivBio AG

Investigator Frequently Asked Questions:

Q: Will the study contact(s) for my trial change?

A: No. For the current time, all contacts will remain the same. If these change in the future, we will provide a notification.

Q: May I share any information or documents related to VectivBio clinical trials with Ironwood or their CROs?

A: No documents should be shared with anyone outside of VectivBio or our current designated CRO until further notice, which will occur following the closing of the transaction.

Q: Should I respond to any direct communications from Ironwood about VectivBio or VectivBio’s clinical trials?

A: If you receive any questions or requests from Ironwood, their CROs, or other representatives, do not respond, and please notify VectivBio immediately.

Q: Will the clinical trial agreement between my site and VectivBio be amended or assigned to Ironwood?

A: Not at this time.

Q: Should I maintain my record-keeping and investigational drug retention responsibilities for this study?

A: Yes, nothing changes in terms of current trial conduct.

Q: If I have a pertinent financial disclosure update to make (e.g., equity interest, etc.) due to this announcement, should I inform VectivBio?

A: At this time, you should not change any processes you’re currently using to report financial disclosures with respect to VectivBio.

Q: Will my CRO change?

A: No, the current CRO running your trial will remain during the Sponsorship transition.

Q: Will I be paid for the work performed?

A: Yes, all contracts will remain in effect and follow the same payment schedules.

Q: Will the sponsor of my study be changing from VectivBio to Ironwood?

A: The current relationship that VectivBio has with FDA or any other Health Authority is not impacted by this announcement. Specific details related to regulatory operations will be further informed following the closing of the transaction with Ironwood.

Q: As an investigator in a VectivBio-sponsored study, will I have to change how I report safety-related events observed in the study?

A: No. You should not change any processes you use to report safety-related events.

Q: Do I need to inform my local Ethics Committee of this announcement?

A: Until the transaction closes, it is unnecessary to inform your local EC. We will update you on appropriate communication when the transition occurs.

***

Additional Information about the Tender Offer Transactions and Where to Find It

The tender offer for the outstanding shares of VectivBio Holding AG has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of VectivBio Holding AG. The solicitation and the offer to buy shares of VectivBio Holding AG will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Ironwood Pharmaceuticals, Inc., intends to file with the Securities and Exchange Commission (the “SEC”). In addition, VectivBio Holding AG will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain the tender statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of VectivBio Holding AG on Schedule 14D-9 and related materials with respect to the tender offer and the transaction, free of charge at the website of the SEC at www.sec.gov or from the information agent and dealer manager named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by VectivBio Holding AG under the “Investors” section of VectivBio Holding AG’s website at https://vectivbio.com/. Investors are advised to read these documents when they become available, including the Solicitation/Recommendation Statement of VectivBio Holding AG and any amendments thereto, as well as any other documents relating to the tender offer and the transaction that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.

Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the sale of VectivBio Holding AG and any statements relating to VectivBio Holding AG’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Transaction Agreement dated as of May 21, 2023 by and among VectivBio Holding AG and Ironwood Pharmaceuticals, Inc. (the “Transaction Agreement”) including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Transaction Agreement and the possibility of any termination of the Transaction Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the transaction; uncertainties as to how many of VectivBio Holding AG’s shareholders will tender their common shares in the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the transaction; the effects of disruption from the transactions of VectivBio Holding AG’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; and other uncertainties pertaining to the business of VectivBio Holding AG, including those detailed in VectivBio Holding AG’s public filings with the Securities and Exchange Commission from time to time, including VectivBio Holding AG’s most recent Annual Report on Form 20-F for the year ended December 31, 2022. The reader is cautioned not to unduly rely on these forward-looking statements. VectivBio Holding AG expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.